EXHIBIT 20.1

NISSAN MASTER OWNER TRUST RECEIVABLES - 2005-A
Monthly Servicer's Report for the month ended October 31, 2005

Period	Collection	Accrual	Distribution	Series Allocation Percentage at Month-End	45.71%
From	1-Oct-05	17-Oct-05	15-Nov-05	Floating Allocation Percentage at Month-End	83.58%
To	31-Oct-05	15-Nov-05
Days

Description of Collateral		Expected Final	Accumulation	Early Redemption
On the Distribution Date, the Series 2005-A balances were:		Payment Date	Period	Period
		09/15/06	03/01/06	No
Notes	800,000,000.00

Principal Amount of Debt	800,000,000.00
Required Overcollateralization	106,515,580.72
Incremental Overcollateralization Amount	-
Series Nominal Liquidation Amount	906,515,580.72
Required Participation Amount	958,515,580.72	Accumulation Account
Excess Receivables	137,287,716.17	Beginning	$ -
Total Collateral	1,095,803,296.89	Additions	-
		Ending Balance	$ -
Collateral as Percent of Notes	136.98%

NMOTR Trust Pool Activity
During the past Collection Period, the following activity occurred:
		Distributions to Investors
	NMOTR	Days	29
	Total Pool	LIBOR	3.97000%
Beginning Gross Principal Pool Balance	2,576,358,291.31	Applicable Margin	0.03000%
Total Principal Collections	(1,082,003,523.24)		4.00000%
Investment in New Receivables	1,191,360,428.33
Receivables Added for Additional Accounts	-		Actual	Per $1000
Repurchases	(60,108,689.96)	Interest	$ 2,577,777.78	$ 2.71
Principal Default Amounts	-	Principal	$ -	$ -
Principal Reallocation	-	Unused Fee	$ -	$ -
New Series Issued During Collection Period	-			$ 2.71
Less Net CMA Offset	(224,905,404.67)
Less Servicing Adjustment	(3,631,389.83)	Total Due Investors	$ 2,577,777.78	4.000000%
Ending Balance	2,397,069,711.94	Servicing Fee	$ 755,429.65
		Excess Cash Flow	$ 1,195,212.81
SAP for Next Period	54.29%

Average Receivable Balance	2,384,780,636.20
Monthly Payment Rate	45.37%	Reserve Account

Interest Collections		Required Balance	$ 6,000,000.00
During the past collection period, the following activity occurred:		Current Balance	6,000,000.00
		Deficit/(Excess)	$ -

	Total Pool
Total Interest Collections	$ 11,408,271.16
Principal Reallocations	-
Recoveries on Receivables Written Off	-
Total Available	$ 11,408,271.16